Exhibit 4.12

ClickSoftware Technologies Ltd.
11 Ben Gurion Street
Givat Shmuel 54017 Israel

July 9, 2007
To
______________
______________
______________

Letter of Exemption, Indemnification and Insurance
(the “Letter” or the “Indemnification Letter”)

1.	Exemption from Liability

We, Clicksoftware Technologies Ltd. (the "Company"), hereby exempt you from all liabilities to the Company and from any damage which has been caused or that may be caused by you to the Company as a result of a breach of your duty of care towards the Company, while acting in good faith, subject to any limitations of applicable law, including those set forth Sections 258 – 263 of the Companies Law, 1999 (the “Companies Law”), which inter alia, prohibit exemption from a breach of your duty of care in the case of a dividend distribution.

This exemption will not apply to counter claims filed against you by the Company in a lawsuit instigated by you, nor will it apply to liabilities arising from the acts or omissions enumerated in section 10 below.

2.	Indemnification
2.1.
We hereby undertake to indemnify you for any liability or expense, as detailed below, imposed upon you for acts or omissions that you have made or may make in the future, by virtue of your service as a director or officer of the Company, or as a director or officer on behalf of the Company in a company controlled by the Company or in which the Company has an interest (such companies being referred to herein as the “Subsidiaries”), as follows:

2.1.1.
financial liability that you incur or is imposed on you in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator approved by the Court, provided that such liability pertains to one or more of the events set out in the Schedule hereto (the “Schedule”);

2.1.2.
reasonable litigation expenses, including legal fees that you incur or for which you are ordered to pay by a court within the framework of proceedings filed against you by or on behalf of the Company or by a third party, or in a criminal proceeding in which you are acquitted, or in a criminal proceeding in which you are convicted of a felony but which does not require a finding of criminal intent; and
2.1.3.
reasonable litigation expenses, including legal fees that you incur due to an investigation or proceeding conducted against you by an authority authorized to conduct such investigation or proceeding and which ends without the filing of an indictment against you and without your being subject to a financial obligation as a substitute for a criminal proceeding, or that ends without the filing of an indictment against you but with the imposition of financial obligation as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms, and in accordance with, Section 260 to the Companies Law.

2.2.
The maximum indemnification amount that the Company may pay to all of its directors and officers in the aggregate pursuant to all the letters of indemnification issued and that may be issued by the Company shall be US$ 20 million (the “Maximum Indemnification Amount”).

2.3.
If, and to the extent that, the total of all indemnification amounts which the Company is called upon to pay to directors and officers exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount shall be divided among the directors and officers entitled to indemnification in a manner whereby the amount of indemnification paid to each of the directors and officers will be calculated according to the ratio between the amount of the indemnifiable liability of such directors and officers and the aggregate amount of indemnifiable liability of all directors and officers, in respect of such event or events.

2.4.
The provisions of Section 2.2 above to the contrary notwithstanding, no payment hereunder shall be made to you in connection with an indemnifiable event for which payment is actually paid to you or on your behalf under a valid and collectible insurance policy or under a valid and enforceable indemnity clause or agreement, to the extent of the amount of such payment.

2.5.
As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

2.6.
The Company will be entitled to any amount collected from a third party, including any payments made under an insurance policy, in connection with liabilities indemnified hereunder.  You shall execute all papers required and shall do everything that may be necessary to secure the Company’s rights of subrogation, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

2.7.
Upon the occurrence of an event that by its virtue you are likely to be entitled to indemnification in accordance with this Section 2, the Company shall place at your disposal, from time to time, the funds required to cover the expenditures and payments that are connected to handling the legal proceeding, in a manner that you shall not be required to pay for, or personally finance the legal expenses, subject to the conditions and instructions in this Indemnification Letter.

2.8.
In order to avoid any doubt, upon the occurrence of an event that may entitle you to indemnification, you shall be entitled to appoint an advocate of your choice, with the exception of an advocate whom the Company deems unacceptable for reasonable cause, provided that you shall immediately inform the Company of the identity of the advocate, when it becomes necessary to appoint such advocate. In the event you do not inform the Company regarding your choice of advocate in compliance with the above mentioned, the Company shall have discretion to appoint an advocate on your behalf.

3.	Limitations on Obligation to Indemnify
The obligation to indemnify in accordance with this Letter is subject to the following:
3.1.
You shall inform the Company of every legal proceeding that shall be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing, pertaining to legal proceedings that may be commenced against you, and this shall be done in a timely manner, immediately after you shall first be aware of such, and you shall provide the Company or to whom the Company shall instruct you to, all documents in connection with such proceedings.

3.2.
Notwithstanding Section 2.8 above, the Company is entitled to take upon itself the care of your defense in the legal proceeding and/or to give the above care to any prominent advocate that the Company shall select for this purpose (except an advocate that shall not be reasonably acceptable to you) subject to the fulfillment of all of the following conditions:  (a) The Company shall inform the holder of this Indemnification Letter, within 45 days from the time of receiving the notice as said in Section 3.1 above (or within a shorter period of time – if the matter requires filing a statement of defense or a response to a proceeding), that it shall indemnify the holder of the Indemnification Letter according to this Letter; and  (b) The legal proceeding against the holder of the Indemnification Letter shall solely entail a claim for monetary damages.  The Company and/or the aforementioned advocate shall be entitled to act with their exclusive discretion and to bring the proceeding to a close.  The appointed advocate shall act and shall owe its duty of loyalty to the Company and to you.  In the event that a conflict of interest shall arise between you and the Company, you shall inform the Company of such conflict, you shall be entitled to appoint an advocate on your behalf, and the provisions of this Indemnification Letter shall apply to expenses you may incur as a result of such appointment.  In the event that the Company decides to settle a monetary obligation or to decide a monetary obligation by arbitration, or by mediation or by settlement, the Company shall be entitled to do so long as the lawsuit or the threat of a lawsuit against you shall be fully withdrawn. Following the request of the Company, you shall sign any document that shall empower the Company and/or an advocate as mentioned above, to act on your name with regard to your defense in the above-mentioned proceedings and to represent you in all matters pertaining to these proceedings, as set forth above.

3.3.
You shall cooperate with the Company and/or with any advocates as set forth above in every reasonable manner that shall be required from you by any of them in connection with the handling of such legal proceedings, all in accordance with Section 3.2 above. You shall not bear any additional legal expenses due to such cooperation.

3.4.
Subject to the provisions of this Indemnification Letter, whether or not the Company shall act in accordance with section 3.2 above, the Company shall cover litigation expenses in a manner that you shall not be required to pay or finance such litigation expenses yourself.

3.5.
Your indemnification in connection with the legal proceeding of any actions against you, as set forth in this Letter, will not be enforceable in connection with amounts that you shall be required to pay as a result of a settlement or arbitration, unless the Company agrees, in advance and in writing, to the settlement, or to the arbitration award.

3.6.
The Company shall not be required to pay, pursuant to this Letter, monies that were actually paid in connection with an indemnifiable event to you, or on your behalf, from proceeds of an insurance policy or from proceeds of an obligation to any indemnification that was made by any other person other than the Company, to the extent of the amount of such payment or proceeds.

3.7.
In addition, in the event of the indemnification hereunder is being paid in respect of your serving as an director or officer in any Subsidiary, such indemnification will only be paid after all your rights to insurance and indemnification from such Subsidiary will have been exhausted, if and to the extent they exist.  In order to avoid any doubt, it shall be clarified that the indemnification amount pursuant to this Letter shall be independent of (and in addition to) the amount that shall be paid (if paid) pursuant to an insurance policy procured by any Subsidiary and/or any other indemnification made by any Subsidiary.

3.8.
Upon your request to an execution of a payment in connection with any event pursuant to this Letter, the Company shall take all necessary steps according to any applicable law to pay such payment and will do all that is required to obtain any approval that is required. If any approval is required for the above payment and that payment shall not be approved for any reason, such payment, or any part of it, that will not be approved, as said above, shall be subject to the approval of a court and the Company shall take all necessary steps to obtain the court’s approval.

4.
The obligations of the Company according to this Letter shall remain valid even if you have ceased to serve as a director or officer of the Company, provided that acts or omissions for which you are given a commitment of indemnification were performed or shall be performed during your service as a director or officer of the Company.

5.
In the event the Company pays to you, or in your place, any amount pertaining to this Letter in connection with a legal proceeding as stated above, and afterwards it shall be determined that you are not entitled to any indemnification from the Company for any reason whatsoever, the sums paid by the Company shall be considered a loan that was granted to you by the Company, and shall be linked to the Consumer Price Index and accrue interest in accordance with the Income Tax Regulations (Determination of the interest rate), 1985, as amended from time to time. You will be required to repay these sums to the Company when requested to do so in writing by the Company and in accordance with a payment schedule that the Company shall determine.

6.	The terms contained in this Letter will be construed in accordance with the Companies Law, and in the absence of any definition in the Companies Law, pursuant to the Securities Law, 5728-1968.
7.
The obligations of the Company according to this Indemnification Letter shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended.  In the event of a conflict between any provision of this Letter and any provision of the law, said provision of the law shall supersede the specific provision in this Letter, but shall not limit or diminish the validity of the remaining provisions of this Letter.

8.
The indemnification under this Letter will enter into effect upon your signing a copy of the same in the appropriate place, and the delivery of such signed copy to the Company.  This Letter shall supersede and replace any and all prior indemnification undertakings made to you by the Company.

9.
The Company may, at its sole discretion and at any time, revoke its undertaking to indemnify you hereunder, or reduce the Maximum Indemnification Amount, or limit the events to which it applies, either in regard to all the directors and officers or to some of them, but only to the extent it relates to events that will apply after the date of such change, provided that prior notice has been given to the director or officer of the Company’s intention to do so, in writing at least 60 days before the date on which such decision will enter into effect. For the avoidance of any doubt, it is hereby clarified that any such decision will not have retroactive effect of any kind whatsoever and the Indemnification Letter, prior to such change or revocation, as the case may be, will continue to apply and be in full force and effect for all purposes in relation to any event that has preceded such change or revocation, even if the proceeding in respect thereof has been filed against the director or officer after the change or revocation of the Indemnification Letter. In all other cases, this Indemnification Letter may not be changed, unless the Company and yourself have signed it

10.	You will not be indemnified for any of the following:

10.1.
a breach of your duty of loyalty, except for a breach of your duty of loyalty while acting in good faith and having reasonable grounds to assume that such act or omission would be in the best interests of the Company;

	10.2.	A willful breach of the duty of care or reckless disregard for the circumstances or to the consequences of a breach of the duty of care towards the Company, unless committed through negligence only;
	10.3.	An act or omissions done with intent to make unlawful personal profit; or
	10.4.	A fine or forfeit imposed upon you.
11.
The Company shall at all times maintain liability insurance applicable to directors and officers, with a reputable insurer in an amount and on terms which are customary for a company comparable to the Company, but in an amount of not less than US$ 10,000,000 (ten million US Dollars), and you shall be covered by such policy during the term of and following your service as an officer or director of the Company. In addition, in the event of the acquisition of the Company by a third party or in the event of the cessation of the activities of the Company, the Company shall procure and maintain a “run-off” policy, which will extend directors and officers insurance coverage to you for a reasonable period after the date of such acquisition or the cessation of the activities of the Company.

12.
This Letter does not constitute a contract for the benefit of any third party and is not assignable. For the avoidance of any doubt, in the event of death, this Letter will apply to you and your estate.

13.
No waiver, delay, forbearance to act or extension granted by the Company or by you will be construed in any circumstances as a waiver of the rights hereunder or by law, and will not prevent any such party from taking all legal and other steps as will be required in order to enforce such rights.

14.	The foregoing does not derogate from the Company’s right to indemnify you retroactively in accordance with the articles of association of the Company and subject to any applicable law.
15.	The law of the State of Israel shall govern this Letter and all issues related thereto, without giving effect to any conflicts of law principles.

In witness whereof, the Company hereby executes this Indemnification Letter by its authorized signatories.

CLICKSOFTWARE TECHNOLOGIES  LTD.

By:__________________________
Name:
Title:

I hereby confirm receiving this Letter and consent to all its terms.

____________

[Officer/Director]

Date: ____________

SCHEDULE

Subject to any provision of the law, the events are as follows:

1.	Any issuance of securities, including without limitation, a public offering pursuant to a prospectus, a private offering, the issuance of bonus shares or any offer of securities in any other manner;
2.	Conducting tender offers and anything related thereto;
3.
A "Transaction" within the meaning of Section 1 of the Companies Law[1], including without limitation negotiations for entering into a transaction, the transfer, sale or purchase or charge of assets or liabilities, including securities, or the grant or receipt of a right to any of the foregoing, receiving credit and the grant of collateral and any act directly or indirectly involved in such "Transaction";

4.
Report or notice filed in accordance with any applicable law, including the Companies Law and/or the Israeli Securities Law of 1968, and/or the Securities Exchange Act of 1933 and/or the Securities Exchange Act of 1934 including regulations promulgated under any of these laws, or in accordance with rules or instructions prevailing on an Israeli stock exchange or on a Nasdaq stock market on which the Company's securities are traded from time to time and/or the Tel Aviv Stock Exchange and/or a stock exchange outside of Israel, or any law of another country regulating similar matters and/or the omission to act accordingly;

5.	Any resolution with respect to distribution, as defined in the Companies Law;
6.
Amendment to the Company’s structure or its reorganization or any resolution with respect to such matters, including without limitation, a merger, split, change in the Company’s capital structure, incorporation of subsidiaries, dissolution or sale thereof, issuance or distribution;

7.	Taking part in tenders;
8.
The making of any statement, including a bona fide statement or opinion made by an officer or director of the Company in such capacity, including during meetings of the Board of Directors or any committee thereof;

9.	An act in contradiction to the articles or memorandum of association of the Company;
10.
Any action or decision in relation to employer-employee or consultant relations, including the negotiation for, signing and performance of employment or consultancy agreements, other employees’ benefits (including allocation of securities to employees) and harassment suits;

__________________________
[1]	Article 1 of the Companies Law defines “Transaction” as a contract or engagement or a unilateral decision of the company regarding a grant of a right or another benefit.”

11.	Any action or decision in relation to work safety and/or working conditions;
12.	Negotiation for, signing and performance of an insurance policy;
13.	Formulating working programs, including pricing, marketing, distribution, directives to employees, customers and suppliers and collaborations with competitors;
14.	Decisions and/or acts pertaining to the environment, including dangerous substances;
15.	Decisions and/or acts pertaining to the Consumer Protection Law, 5741-1981, and/or orders and/or Regulations thereunder;
16.
Negotiating, making and performing of contracts of any kind and type with suppliers, customers, distributors, agents, franchisees and the like of the products that are marketed and/or sold by, or by those serving, the Company;

17.	Negotiating, the making and performing agreements with manpower contractors, service contractors, building contractors, renovations contractors, etc;
18.	Reporting and/or filing of applications to the state authorities and other authorities;

19.	The borrowing or other receipt of funds or other financing transaction or arrangement of the Company, or any such proposed action;

20.	A merger, sale, acquisition or other business combination or similar transaction of the Company or affiliates;

21.	Any action with respect to the intellectual property of the Company or of any other person, and its protection;

22.	Any action related to an obligation of the Company to obtain regulatory or other governmental licenses, permits or authorizations in any jurisdiction;

23.	Approval of corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision; and

24.
Any of the foregoing events relating to the capacity of such officer or director as an officer or director of a corporation controlled (directly or indirectly) by the Company or otherwise affiliated therewith.

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